Exhibit 5.1

June 20, 2025

Mind Medicine (MindMed) Inc.
One World Trade Center, Suite 8500
New York, New York 10007

Dear Sirs/Mesdames:

Re: Mind Medicine (MindMed) Inc. - Registration Statement on Form S-8

We have acted as Canadian counsel to Mind Medicine (MindMed) Inc. (the “Company”), a company incorporated under the Business Corporations Act (British Columbia), in connection with the registration of up to an aggregate of 16,367,773 common shares, no par value per share, of the Company (the “Common Shares”) reserved for issuance pursuant to the Mind Medicine (MindMed) Inc. 2025 Equity Incentive Plan effective June 12, 2025 (the “2025 Plan”), pursuant to the Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan, as amended and restated on March 7, 2023 (the “PRSU Plan” and, together with the 2025 Plan, the “Plans”) and pursuant to the exercise of individual nonstatutory stock option awards and upon vesting and settlement of restricted share units and performance share units granted to employees of the Company as an inducement material to entry into employment with the Company, in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grants”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed on June 20, 2025 with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the Common Shares.

We have examined the Registration Statement, the Plans, the form of Award Agreement (as defined in the 2025 Plan), the form of Award Agreement (as defined in the PRSU Plan) and the forms of individual nonstatutory stock option agreement, restricted share unit award agreement and performance share unit award agreement with respect to Inducement Grants (collectively, the “Inducement Grant Award Agreements”) and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Company.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

On the basis of the foregoing, we are of the opinion that the Common Shares have been authorized for issuance pursuant to the terms of the PRSU Plan, the 2025 Plan and Inducement Grant Award Agreements, as applicable, and, (a) when issued in accordance with the terms of the PRSU Plan and the applicable Award Agreement (as defined in the PRSU Plan), (b) when issued, and paid for, as applicable, in accordance with the terms of the 2025 Plan and the applicable Award Agreement (as defined in the 2025 Plan), or (c) when issued in accordance with the terms of the applicable Inducement Grant Award Agreement, as applicable, the Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP